Exhibit 28.1

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                                                           FOR IMMEDIATE RELEASE
                                                                    JULY 3, 1996
                                                      FOR ADDITIONAL INFORMATION
                                                     CONTACT: DARRELL E. BLOCKER
                                                          SR VICE PRESIDENT, CFO
                                                                  (219) 356-3311



                         NORTHEAST INDIANA BANCORP, INC.
                             ANNOUNCES CASH DIVIDEND

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc. (NEIB), the parent company of First Federal Savings Bank, has announced that the Corporation will pay a cash dividend of $.075 per share for the quarter ended June 30, 1996. The dividend will be payable on July 29, 1996 to shareholders of record on July 15, 1996.

First Federal Savings Bank serves primarily Huntington County, Indiana through its three full service offices located in Huntington, Indiana.

The Company's stock is traded on the NASDAQ System under the symbol "NEIB".